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Exhibit 10.30

EMPLOYMENT AGREEMENT

        AGREEMENT by and between PARK PLACE ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company"), and WALLACE R. BARR (the "Executive"), dated as of November 19, 2002.

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the President and Chief Executive Officer of the Company, and the Executive desires to serve in that capacity;

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Employment Period.    The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending on March 31, 2006 (the "Employment Period"). The Employment Period shall automatically renew beginning on April 1, 2006, for periods of one year unless one party gives written notice to the other at least 60 days prior to the end of any one-year renewal period, that the Agreement shall not be further extended. Otherwise, the Agreement may be terminated as specifically provided below.

        Other than as provided in Section 3(h)(iv) below, this Agreement supercedes in its entirety that certain Executive Employment Agreement ("Prior Agreement") by and between Executive and the Company dated November 1, 2001.

2.    Position and Duties.

        (a)  During the Employment Period, the Executive shall be employed as the President and Chief Executive Officer of the Company and, when applicable, the Company shall recommend that the Executive be reelected as a member of the Board. In his executive capacities, the Executive shall report to the Board as appropriate to the duties assigned by the Board. During the Employment Period, the Executive shall have such reasonable and customary powers as are generally associated with the positions of President and Chief Executive Officer.

        (b)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote such attention and time during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement and Executive shall use reasonable efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees (excluding those which could create a conflict of interest), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

3.    Compensation.

        (a)  Base Salary.

          1)    During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $1,000,000, payable in accordance with the regular payroll practices of the Company; provided, however, that the portion of such Annual Base Salary during any taxable year of the Company which, when added to any otherwise deductible compensation and benefits paid or provided to the Executive by the Company during such taxable year, would not be deductible by the Company in the taxable year such Annual Base Salary is paid or accrued because of the applicable limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be deferred and paid to the Executive, in a lump sum, on that date (the "Deferral Date") which is 30 days after the earlier of (i) the last day of the Company's taxable year in which the Executive ceases to be a "covered employee" within the meaning of Section 162(m)(3) of the Code, or (ii) the date upon which the Company's deduction with respect to all deferred Annual Base Salary shall no longer be subject to limitation under Section 162(m) of the Code or any successor section thereto. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually but shall not be reduced after any such increase. The term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

          2)    Any amounts of Annual Base Salary deferred as provided above (plus any Annual Bonus, as defined below, deferred pursuant to Section 3(b)) shall be credited, from the date it would otherwise have been paid to the date the deferred amounts are paid, with interest at a floating rate equal to the rate which Morgan Guaranty announces from time to time as its prime lending rate, as in effect from time to time, compounded quarterly, and such accrued interest shall be paid to the Executive on the Deferral Date (said deferred Annual Base Salary and Annual Bonus plus interest collectively referred to as the "Deferred Compensation").

          3)    The Deferred Compensation shall be paid on the Deferral Date by wire transfer to an account designated by the Executive prior to the Deferral Date without setoff or offset for any claim whatsoever against the Executive or any of his affiliates.

        (b)  Annual Bonus.    In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year or portion of a fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") (either pursuant to the Company's annual incentive plan or otherwise). The target amount of any Annual Bonus shall be set at 100% of Annual Base Salary depending upon Company and individual performance and shall be subject to the discretion of the Board. The Executive will be eligible for additional special bonus awards if and when determined by the Board in its sole discretion. At the Executive's election, the Annual Bonus may be deferred, in whole or in part, on the same basis as it if it were deferred Annual Base Salary under Section 3(a) above and paid to the Executive on the Deferral Date.

        (c)  Other Benefits.    During the Employment Period; (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company; (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other senior executives of the Company; and (iii) the Executive shall be entitled to, and the Company shall provide the Executive with, the use of an appropriate automobile of the Executive's choosing and payment of related expenses.

                So long as Executive is employed hereunder, the Company shall maintain in full force and effect a policy of term insurance on the life of Executive in the amount of $2,200,000. Executive shall promptly advise the Company of the designated beneficiary or beneficiaries of such policy. Upon termination of Executive's employment, to the extent permitted under the policy, Executive shall have the right to transfer such policy to his own name or the name of a beneficiary thereof, provided Executive shall pay all premiums for such policy as shall accrue thereafter.

        (d)  Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out all the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

        (e)  Fringe Benefits and Air Travel.    During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company as in effect at the time with respect to other senior executives of the Company, including, without limitation, first-class travel accommodations on all commercial carriers for travel related to the business of the Company. The Executive shall also be entitled to unrestricted, but not exclusive, use of the Company's aircraft (leased or owned); provided, however, that if the Executive uses the Company's aircraft for his personal purposes, he shall pay to the Company the cost of such usage, as determined in accordance with the Company's cost determination methodology applied to the Company's senior executives with respect to their personal use of the Company's aircraft.

        (f)    Office and Support Services.    During the Employment Period, the Executive shall be entitled to office space, and to secretarial and other support services, at least equal to the most favorable of such as provided with respect to other senior executives of the Company. Without limiting the generality of the foregoing, the Executive shall at all times have a personal secretary and a personal assistant of his choosing.

        (g)  Vacation.    During the Employment Period, the Executive shall be entitled to four weeks of paid vacation annually.

        (h)  Stock Options and Stock Retention Units:

          (i)    The Executive shall be granted non-statutory stock options (the "Incentive Options") under the Company's Stock Incentive Plan (the "Stock Plan") covering 1,450,000 shares of the Company's common stock within sixty (60) days of the date of this Agreement. The exercise price of the shares subject to the Incentive Option shall be equal to the closing price of the Company's common shares on the New York Stock Exchange on the date granted. The Incentive Options shall be exercisable for ten years after grant except as otherwise specifically provided in this Agreement. The Incentive Options shall vest and become exercisable on a cumulative basis according to the following schedule if the Executive continues in the employment of the Company through the applicable vesting date(s):

            (1)  25% on the first anniversary of the grant date.

            (2)  50% on the second anniversary of the grant date.

            (3)  75% on the third anniversary of the grant date.

            (4)  100% on the fourth anniversary of the grant date.

          The Executive shall be granted 635,000 Stock Retention Units, pursuant to the Company's Supplemental Retention Plan dated November 1, 2001 within sixty (60) days of the date of this Agreement. The Stock retention Units shall vest and become exercisable on a cumulative basis according to the following schedule if the Executive continues in the employment of the Company through the applicable vesting dates:

            (1)  20% on the first anniversary of the grant date.

            (2)  40% on the second anniversary of the grant date.

            (3)  70% on the third anniversary of the grant date.

            (4)  100% on the fourth anniversary of the grant date.

          Notwithstanding the foregoing paragraphs, all shares subject to the Incentive Options and the Stock Retention Units shall vest and become exercisable upon the occurrence of any of the following events (each of (A), (B), (C) and (D) below a "Triggering Event"):

            (A)  termination of the Executive's employment by the Company other than for Cause, as defined below;

            (B)  termination of the Executive's employment because of death or disability;

            (C)  termination of the Executive's employment by the Executive for Good Reason, as defined below; or

            (D)  termination of the Employment Period by the Executive or the Company pursuant to Section 1 of this Agreement after March 31, 2006.

          (ii)  If a Triggering Event occurs, any portion of the Incentive Options and the Stock Retention Units that have become vested on or before the date of such Event (including without limitation, any portion that becomes exercisable due to such Triggering Event and the Incentive Options) shall remain exercisable for the balance of their term.

          (iii)  The Executive may assign the right to exercise the Incentive Options and the Stock Retention Units to his spouse, children, grandchildren or parents of a recipient, to trusts for the benefit of the Executive's immediate family, to a family partnership or limited liability company designated by the Executive in which the Executive's family members are the only partners or shareholders or to an entity exempt from federal income tax under Section 501(C)(3) of the Code.

          (iv)  All Incentive Options and Stock Retention Units granted pursuant to the Prior Agreement shall continue to be governed by the Company's Stock Plan and the Supplemental Retention Plan.

          (v)  All Incentive Options and Stock Retention Units shall be, subject to the terms of the Stock Plan and the Supplemental Retention Plan in all respects not described herein but only to the extent not inconsistent with the terms of this Agreement, to the extent not inconsistent with the provisions of this Section 3(h).

        (i)    Temporary Living and Moving Expenses.    Executive acknowledges and agrees that he shall perform his duties hereunder at the corporate headquarters of the Company in Las Vegas, NV and at the Company's east coast office located in Atlantic City, NJ, and such other locations as may be required by the nature of Executive's responsibilities. It is understood that Executive maintains his primary residence in Linwood, NJ and it is agreed that he shall not be required to relocate his primary residence to Las Vegas, NV or any other location. The Company shall provide temporary housing for the Executive in a suitable residence in the vicinity of its offices. If the Executive decides, in his sole discretion, to relocate his residence to Las Vegas, Nevada, the Company shall reimburse Executive for moving and home seeking and buying expenses incurred by Executive in accordance with its relocation policy for senior level executives, including at least all brokerage commissions, transfer taxes and closing costs incurred in purchasing a new residence and/or selling the Executive's current residence. The Company shall also pay Executive a tax equivalency bonus in an amount such that all federal, state and local income taxes (calculated at the highest marginal rate) which may be due by reason of any such expenses and the tax equivalency bonus being included in Executive's taxable income will not reduce the net amount of reimbursement that Executive is to receive hereunder.

        (j)    Supplemental Retirement Benefit Joint and Survivor Annuity Benefit.    Subject to the terms and conditions set forth herein, the Executive shall be entitled to a supplemental retirement benefit (the "Supplemental Benefit"), in the form of a 100% joint and survivor annuity, which shall provide the Executive and his spouse with a lifetime annual benefit, commencing on the latest of (x) April 1, 2006, (y) the date the Executive elects in writing on or before April 1, 2005, and (z) the date of the Executive's termination from the employment of the Company, (the "Distribution Date") equal to 3% of the Executive's total cash compensation (Annual Base Salary and Annual Bonus, without regard to the effect of any deferrals as provided above) for each year of the Executive's service to the Company through December 31, 2005. The Executive shall vest in such Supplemental Benefit in equal increments on December 31 of each year, beginning December 31, 2003 and be fully vested on December 31, 2005, provided that the Executive is employed by the Company on each such December 31; and provided, further, that, (i) after the occurrence of a Change of Control, as defined below, and as further consideration for the Executive's undertaking not to breach the terms of the covenants contained in Section 8 below, and (ii) in the event of the involuntary or Good Reason termination of the Executive's employment from the Company, including on account of death or disability, the Executive shall be fully vested in and have a nonforfeitable right to the Supplemental Benefit.

4.    Termination of Employment.

        (a)  Death or Disability.    The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. The Executive agrees to reasonably cooperate with the Company in order to obtain the physician's evaluation of the Executive. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice ("Notice of Termination for Disability"), stating the date, time and place of a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Disability, that takes place not less than five and not more than 25 business days after the Executive receives the Notice of Termination for Disability.

        The Executive shall be given an opportunity, together with counsel, to be heard at such special Board meeting. The Executive's termination for Disability shall be effective, if confirmed at the meeting, 30 days after the adoption of a resolution at such special Board meeting, stating that the Executive's employment shall be terminated because of Disability (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties, as determined by the Board, before the Disability Effective Date.

        (b)  By the Company.

            (i)  The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. Subject to clause (ii) below, "Cause" means:

            A)  the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

            B)    illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company; or

            C)    a material breach of the covenants or representations contained in Section 8.

          (ii)  A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies and stating the date, time and place of the Special Board Meeting. The "Special Board Meeting" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause that takes place not less than 30 and not more than 60 days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, such conduct constitutes Cause under this Agreement and such conduct has not ceased or been cured between the date the Executive receives the Notice of Termination for Cause and the date of the meeting.

        (c)  Good Reason.

            (i)  The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

            A)  the assignment to the Executive of any duties inconsistent in any material respect (in any respect, whether or not material, following a Change of Control) with paragraph (a) or, if applicable, (b) of Section 2 of this Agreement, or any other action by the Company that results in a material diminution in the Executive's position or authority, duty, titles, responsibilities, or reporting requirements other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

            B)    any material failure (any failure, whether or not material, following a Change of Control, as defined below) by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

            C)    any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

            D)  any relocation of the Executive's principal business location to a location other than Las Vegas, Nevada, Atlantic City, New Jersey (within 50 miles) or the New York Metropolitan area (within 50 miles of Manhattan);

            E)    the Executive is not elected or reelected, as appropriate to the Board; or

            F)    any failure by the Company to comply with and satisfy paragraph (c) of Section 9 of this Agreement.

            In addition, following a Change of Control, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

          (ii)  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

          (iii)  A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company at least 10 business days' advance written notice of the termination.

        (d)  Date of Termination.    The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.

5.    Obligations of the Company upon Termination.

        (a)  By the Company, Other Than for Cause, Death or Disability, or By the Executive for Good Reason.    If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability or by reason of the Executive's death, or the Executive terminates employment for Good Reason, the Company shall pay the Executive in a single lump sum an amount equal to his Annual Base Salary under Section 3(a) hereof for the greater of (i) two years or (ii) the balance of the then Employment Period as well as the Annual Bonus for the same period determined at the target rate under the Company's then annual incentive plan. Fifty percent of such amounts shall be consideration for the Executive's undertaking not to breach the terms of the covenants contained in Section 8 below. The Company shall also pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall include but not be limited to, (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid and an amount representing the Annual Bonus for the year of termination based on target, and multiplying that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Annual Bonus Amount"), (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid, (3) any accrued but unpaid vacation pay, and (4) similar unpaid items that have accrued or to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses, and the Company shall also pay all brokerage commissions, transfer taxes and closing costs incurred in selling the Executive's then current Las Vegas, Nevada residence if Executive has relocated his residence to Las Vegas, Nevada as set fort in Section 3(i) and if the Executive is unable to sell such property within 90 days of placing it on the market, for its appraised fair market value as determined in accordance with the Company's normal policy for senior level executives; provided, however, that in no event shall such purchase be at a price less than the Executive's documented cost for such residence including all renovations and improvements; and provided further, that the Company's obligation to make any payments under this Section 5(a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit), or the termination thereof.

        Notwithstanding the foregoing, in the event the Company terminates the Executive's employment for Disability, the Executive shall be entitled to a salary continuation benefit equal to 60% of his Annual Base Salary through age 65, reduced by the value of any Annual Base Salary continuation received (whether in lump sum or periodically) under the Company's Long Term Disability Plan, any other applicable insurance or group benefit provided by the Company, and the amounts specified as Annual Base Salary in the first sentence of the prior paragraph.

        Notwithstanding the foregoing, in the event payment is due to the Executive under this Section following a Change of Control, then conditioned upon the Executive's execution, and non-revocation, of the Release and for Executive not breaching the terms of the covenants contained in Section 8(a) and (b) below, the Executive, in lieu of the amounts specified in the first sentence of the first paragraph of this Section other than the residence expenditures, shall receive in a lump sum in cash within 30 days after the Date of Termination equal to 2.99 multiplied by the sum of the Executive's Annual Base Salary and Annual Bonus for the year in which the Change of Control occurs or the immediately preceding year, whichever produces the higher sum. Fifty percent of such amount shall be consideration for the Executive's undertaking not to breach the terms of the covenants contained in

Sections 8(a) and (b) below. In addition, the Executive shall also be entitled to, in the case of compensation previously deferred by the Executive, a lump sum equal to all amounts previously defined (together with any accrued interest thereon) and not yet paid by the Company, any accrued vacation pay not yet paid by the Company. For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3 of this Agreement if the Employee's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the date on which the Change of Control occurs or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

        (b)  Death or Disability.    If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall (i) pay the Annual Base Salary to the Executive or the Executive's estate or legal representative, as applicable, for the remaining portion of the Employment Period (determined without regard to the fact that the Employment Period otherwise terminates under this Agreement) and (ii) pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. In such event, the Company shall have no further obligations under this Agreement other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit.

        (c)  Cause: Other than for Good Reason.    If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination, the amount of any compensation previously defined by the Executive (together with any accrued interest, or earnings thereon), in each case to the extent not yet paid and the amount of any earned but unpaid Annual Bonuses and vacation pay, and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit.

        (d)  Other.    If the Executive's employment is terminated (i) by the Company (1) other than for Cause, Death or Disability, or, (2) following a Change in Control; or (ii) the Executive terminates employment for Good Cause; or (iii) the Employment Period in Section 1 terminates at a date subsequent to March 31, 2006 for any reason, then the Executive and/or Executive's family, as the case may be, shall be entitled to lifetime health, medical, prescription and dental benefits. The type, kind and nature of such benefits shall be to at least the same extent as those available to other senior executives of the Company.

6.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7.    No Mitigation.    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.    Confidential Information; Non-solicitation; Non-competition; Licensing; No Conflict.    In exchange for the Company agreeing to accelerated vesting and exercisability of the Incentive Options and Stock Retention Units upon any of the Triggering Events and the payment to the Executive of a portion of the Annual Base Salary and Annual Bonus in the event of Executive's termination of employment, the Executive agrees as follows:

        (a)  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall an asserted violation of the provisions of this paragraph (a) of Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement except as provided in paragraph (e) below.

        (b)  For the period for which the Executive is receiving payments from the Company after the expiration or termination of the Executive's employment with the Company, if any, but ignoring the fact that payment may be made in a single lump sum, the Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any business that involves any gaming venture, Indian gaming, river boat gaming or other gaming, casino or similar business within any foreign country or any state of the United States or any metropolitan area involving multiple jurisdictions) in which there is located any gaming facility owned, managed or under development to be owned or managed by the Company, determined as of the date Executive ceases to be employed hereunder. In addition, the Executive agrees that he will not, for a period of two years after the expiration or termination of the Executive's employment with the Company, without the prior written consent of the Company, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any managerial or higher level person who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries.

        (c)  The Executive represents that he is or will become within an appropriate time, licensed by the gaming authorities in Nevada and New Jersey and knows of no reason why a license necessary for him to perform his duties hereunder would not be granted to or maintained by him by those authorities in the future, except that any failure to qualify or disqualification or suspension resulting from Executive's corporate conduct, rather than individual conduct, shall not constitute cause hereunder.

        (d)  Executive represents to the Company that neither his continuation of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.

        (e)  The Executive acknowledges and agrees that the conditions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and, (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel. The Executive further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages. The Company agrees to give the Executive written notice of any action taken by the Executive that it believes in good faith to constitute a violation of the Executive's undertakings under Sections 8(a) and (b) and to give the Executive at least 60 days thereafter to cease any such action which, if he complies with such request, will preclude any further action or any recovery by the Company. In the event that the Executive fails to do so, the Executive agrees that the Executive's right to the Section 5 Lump Sum shall be forfeited (but only to the extent of those portions not previously received) and the Executive's right to exercise the Incentive Options and Stock Retention Units (but not to any shares already obtained upon a prior exercise of the Incentive Options and Stock Retention Units or any cash received upon a prior cashless exercise of the Incentive Options, if available) shall cease. In addition, in the case of any violation of the provisions of this Section 8, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section (with appropriate credit for the amounts forfeited by the Executive and the non-exercisability of the Incentive Options and Stock Retention Units), which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section, including without limitation any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Nevada, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Las Vegas, Nevada, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 13 hereof.

9.    Successors.

        (a)  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        (c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10.    Change of Control.

        (a)  For the purpose of this Agreement, a "Change of Control" shall mean;

            (i)  The acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, (A) the Company or its subsidiaries or (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the "Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii)  Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14-a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (iii)  Approval by the stockholders of the Company of (A) a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

        (b)  Upon a Change of Control, the right to purchase all shares subject to the Incentive Options and Stock Retention Units shall vest and become exercisable; provided, however, that such immediate vesting and exercisability shall be conditioned upon the Executive not breaching the terms of the covenants contained in Section 8(a) and 8(b).

        (c)  Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or, if greater, the state and locality in which the Executive is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

        (d)  All determinations to be made under this Section 10 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

        (e)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i)  give the Company any information reasonably requested by the Company relating to such claim,

          (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)  cooperate with the Company in good faith in order to effectively contest such claim, and

          (iv)  permit the Company to participate in any proceedings relating to such claim;

  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (f)    If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (d) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (g)  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

        (h)  Following a Change of Control and for a period of not less than three years after the Date of Termination, the Executive be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefore, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change of Control.

11.    Arbitration.    The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Las Vegas, Nevada, of all claims or controversies arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The Company shall pay the fees and costs of the arbitrator and all other costs in connection with any arbitration, including reasonable legal fee and expenses.

12.    Legal Fee.    The Company agrees to pay all legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement.

13.    Miscellaneous.

        (a)  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b)  All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:
  222 Arlington Avenue
  Linwood, New Jersey 08221

  If to the Company:
  3930 Howard Hughes Parkway
  Las Vegas. NY 89109
  Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

        (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

        (d)  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        (e)  The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Paragraph (c) or Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

        (f)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

14.    The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment or arrangements to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations as set forth in Sections 3, 5, 6, and 10.

15.    The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PARK PLACE ENTERTAINMENT CORPORATION
By	/s/ STEPHEN F. BOLLENBACH Stephen F. Bollenbach	/s/ WALLACE R. BARR Wallace R. Barr

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EMPLOYMENT AGREEMENT